Exhibit 4.4
CERTIFICATE OF CORPORATE DOMESTICATION
OF JAWS SPITFIRE ACQUISITION CORPORATION
Pursuant to Section 388
of the General Corporation Law of the State of Delaware (the “DGCL”)
JAWS Spitfire Acquisition Corporation, presently a Cayman Islands exempted company limited by shares (the “Company”), DOES HEREBY CERTIFY:
1.The Company was first incorporated on December 2, 2020 under the laws of the Cayman Islands.
2.The name of the Company immediately prior to the filing of this Certificate of Corporate Domestication with the Secretary of State of the State of Delaware in accordance with Section 388 of the DGCL was JAWS Spitfire Acquisition Corporation.
3.The name of the Company as set forth in the Certificate of Incorporation being filed with the Secretary of State of the State of Delaware (the “Certificate of Incorporation”) in accordance with Section 388(b) of the DGCL is “Velo3D, Inc.”
4.The jurisdiction that constituted the seat, siege social, or principal place of business or central administration of the Company, or any other equivalent thereto under applicable law, immediately prior to the filing of this Certificate of Corporate Domestication in accordance with the provisions of Section 388 of the DGCL was the Cayman Islands.
5.The domestication has been approved in the manner provided for by the document, instrument, agreement or other writing, as the case may be, governing the internal affairs of the Company and the conduct of its business or by applicable non-Delaware law, as appropriate.
The corporate domestication of the Company shall be effective upon the filing of this Certificate of Corporate Domestication and the Certificate of Incorporation in accordance with Section 388 of the DGCL and with the Secretary of State of Delaware.
[Signature page follows]

IN WITNESS WHEREOF, the Company has caused this Certificate of Corporate Domestication to be executed by its duly authorized officer on this 29th day of September, 2021.

JAWS SPITFIRE ACQUISITION
CORPORATION, a Cayman Islands exempted
company limited by shares

By:	/s/ Matthew Walters
Name: Matthew Walters
Title: Chief Executive Officer
Signature Page to Certificate of Corporate Domestication